Section 2: EX-99.1 (EXHIBIT 99.1)

News Release

FOR IMMEDIATE RELEASE

DATE:	February 12, 2008

CONTACT:	Robert H. King, President 856 273 5900 rking@sterlingnj.com	R. Scott Horner, Executive Vice President 856 273 5900 shorner@sterlingnj.com

Sterling Banks, Inc. Reports 2007 Operating Results

Mount Laurel, NJ, February 12, 2008 -- Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, which serves the Southern New Jersey Counties of Burlington and Camden through eleven retail branches, today reported that total assets expanded to $410.5 million as of December 31, 2007, an increase of $73.3 million, or 22% over total assets of $337.2 million as of December 31, 2006. Loans outstanding expanded to $312.2 million as of December 31, 2007, an increase of $67.3 million, or 27% over loans of $244.9 million as of December 31, 2006. Deposits expanded to $349.0 million as of December 31, 2007, an increase of $53.7 million, or 18% over total deposits of $295.3 million as of year end 2006. These increases are the result of expansion initiatives that began in May 2005 when Sterling Bank successfully completed a public offering of common stock, for the purpose of supporting future growth and expansion. From those expansion initiatives, Sterling Bank opened a newly constructed retail facility in Voorhees Township, NJ, in November, 2005; formed Sterling Banks, Inc., a bank holding company, which acquired Farnsworth Bancorp, Inc. and its’ four branch operating subsidiary, Peoples Savings Bank, in March 2007 and then subsequently discontinued operations of one of the acquired branches; and opened a newly constructed retail branch in Delran, NJ in June 2007. Taken together, these steps provided the basis for the substantial transition of Sterling Bank to its current size and structure.

The Company reported a net loss of $364,000 for the fourth quarter of 2007, compared to a net loss of $237,000 for the fourth quarter of 2006. On a basic and diluted per share basis, the net loss for the fourth quarter of 2007 amounted to $0.06 per share, compared to the net loss of $0.05 per share for the fourth quarter of 2006. For the year ended December 31, 2007, results of operations reflected a net loss of $505,000, compared to net income of $738,000 for fiscal year 2006. On a basic and diluted per share basis, the net loss for the year ended December 31, 2007 was $0.09 per share, compared to basic net income of $0.15 per share and diluted net income of $0.14 per share for fiscal year 2006.

The Company’s change in earnings is attributable primarily to an increase of $2.9 million, or 26%, in noninterest expenses, from $11.0 million in 2006, to $13.9 million during 2007. Included in noninterest expenses is an increase in compensation expense of $811,000, or 16%; occupancy, equipment and data processing expenses increased $597,000, or 21%; and professional services and other operating expenses increased $1,211,000, or 45%, including $275,000 in core deposit intangible amortization and $173,000 in additional regulatory costs, all of which are primarily a result of the merger with Farnsworth Bancorp; and also including one time legal and accounting costs of $253,000 related to the formation of Sterling Banks, Inc. in March 2007.

During this operating period, and in response to a setting of economic and interest rate volatility, Sterling Bank has endeavored to systematically enhance loan loss reserves, while aggressively managing emerging problem loans. Sterling Bank has historically experienced very low levels of delinquent loans, nonaccrual loans, and loan charge-offs. The general slowdown in overall economic activity which intensified during mid-2007 has been reflected in higher levels of nonaccrual loans.

The following is a summary of nonaccrual loans as of December 31, 2007:

Residential Condominium Development in Southern NJ
32.31% participation in total original loan of $8.8 million, as reduced	$2.1 million

Golf Course development loan in Southern NJ
22.85% participation in total original loan of $3.5 million	0.9 million
Adjacent residential building lot loan	0.7 million

Residential spot lot construction loan in Northern NJ	0.8 million

Total nonaccrual loans	$4.5 million

Each of these loans is considered either adequately collateralized and/or reserved, and in various stages of collection.

This operating period has been well documented as one with the unusual characteristic of an inverted yield curve. Locally focused banks are particularly affected because of their significant reliance on net interest income. We expect the recent actions of the Federal Reserve to lower short term rates may enable Sterling Bank, reflecting its liability sensitive positioning, to start the process of a return to a normalized net interest margin status. This coupled with the successful integration of Peoples Savings Bank during 2007, positions the organization favorably as we proceed into 2008.

Robert H. King, President and CEO of Sterling Banks, Inc., commented concerning the status and progress of Sterling Bank that: “This has been a most challenging period for banks of all sizes and in all locales. At Sterling Bank, our focus is centered on fundamentals; maintenance of high standards of asset quality, building core deposit levels, effectively and efficiently serving our diverse customer base and communities, and realizing value at enhanced levels for all our constituents. We are meeting the challenges of the current setting, and we are well prepared for progress in all aspects of our activities.”

Sterling Banks, Inc.
Consolidated Financial Highlights (unaudited)
As of, and for the years ended, December 31, 2007 and 2006

	Three Months Ended		Years Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
INCOME STATEMENT
Interest income	$6,476,000	$5,641,000	$25,834,000	$22,546,000
Interest expense	3,283,000	2,735,000	13,195,000	10,352,000
Net interest income	3,193,000	2,906,000	12,639,000	12,194,000
Provision for loan losses	300,000	470,000	401,000	605,000
Net interest income after
provision for loan losses	2,893,000	2,436,000	12,238,000	11,589,000
Noninterest income	290,000	133,000	910,000	651,000
Noninterest expenses	3,762,000	2,951,000	13,922,000	11,050,000
Income (loss) before taxes	(579,000)	(382,000)	(774,000)	1,190,000
Income tax expense (benefit)	(215,000)	(145,000)	(269,000)	452,000
Net income (loss)	$(364,000)	$(237,000)	$(505,000)	$738,000

PER SHARE DATA
Basic earnings (losses) per share	$(0.06)	$(0.05)	$(0.09)	$0.15
Diluted earnings (losses) per share	$(0.06)	$(0.05)	$(0.09)	$0.14
Dividends paid on common shares	$0.00	$0.03	$0.09	$0.12

Average shares outstanding - Basic	5,843,362	5,017,611	5,676,275	5,011,355
Average shares outstanding - Diluted	5,843,362	5,017,611	5,676,275	5,107,445

BALANCE SHEET
Assets
Cash & due from banks			$11,554,000	$16,064,000
Federal funds sold			234,000	6,878,000
Total investment securities			54,949,000	56,818,000
Restricted stock			2,229,000	1,436,000
Total loans			312,248,000	244,901,000
Allowance for loan losses			(2,891,000)	(1,760,000)
Other assets			32,162,000	12,911,000
Total assets			$410,485,000	$337,248,000

Liabilities
Total deposits			$348,958,000	$295,290,000
Total borrowings			16,500,000	5,885,000
Other liabilities			1,719,000	1,305,000
Total liabilities			367,177,000	302,480,000

Shareholders' equity
Common stock			11,687,000	9,567,000
Additional paid-in capital			29,708,000	22,930,000
Retained earnings			1,949,000	2,931,000
Accumulated other comprehensive losses			(36,000)	(660,000)
Total shareholders' equity			43,308,000	34,768,000
Total liabilities and shareholders’ equity			$410,485,000	$337,248,000

PERFORMANCE RATIOS
Book value per share			$7.41	$7.27
Tangible book value per share			$4.86	$7.27
Return on average assets	(0.35)%	(0.28)%	(0.12)%	0.21%
Return on average equity	(3.29)%	(2.69)%	(1.22)%	2.14%
Net interest margin	3.44%	3.60%	3.43%	3.71%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $410 million as of December 31, 2007 and is headquartered in Mount Laurel Township, Burlington County. Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area. Sterling Bank's main office is located in Mount Laurel, New Jersey, and its ten other Community Banking Centers are located in Burlington and Camden Counties in New Jersey. The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation. Sterling Bank is a member of the Federal Reserve System. The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”. For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s control). Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to effectively manage its growth, and results of regulatory examinations, among other factors. Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K.